Exhibit 99.1

Horizon Pharma Reports 2013 Financial Results and Provides Business Update

Company Confirms 2014 Net Revenue Guidance of $190 to $205 Million

Conference Call and Webcast Today, March 13th, at 8:00 a.m. ET

DEERFIELD, IL. – March 13, 2014 – Horizon Pharma, Inc. (NASDAQ: HZNP) today provided an update on the Company’s business and announced financial results for the fourth quarter and year ended December 31, 2013.

Financial Highlights

•	Full year 2013 gross and net sales were $103.0 million and $74.0 million, respectively; versus 2012 gross and net sales of $23.0 million and $18.8 million, increases of 348% and 294%, respectively.

•	Fourth quarter 2013 gross and net sales were $43.1 million and $30.1 million, respectively; versus fourth quarter 2012 gross and net sales of $8.2 million and $6.4 million, increases of 426% and 370%, respectively.

•	Full year and fourth quarter 2013 gross profit margins were 80.2% and 82.5%, respectively, compared to full year and fourth quarter 2012 gross profit margins of 37.0% and 44.3%, respectively.

•	Net loss for 2013 was $149.0 million, or $2.34 per share, compared to a net loss of $87.8 million, or $2.26 per share in 2012. On a non-GAAP basis, net loss for 2013 was $50.4 million, or $0.79 per share, compared to a non-GAAP net loss of $76.0 million, or $1.96 per share in 2012. Excluding costs associated with early extinguishment of the Company’s senior loan facility in the fourth quarter of 2013 in connection with the VIMOVO acquisition and convertible senior note transaction, net loss for the fourth quarter of 2013 and full year were $0.04 and $0.60, respectively, on a non-GAAP, adjusted basis.

•	Cash and cash equivalents balance at the end of 2013 was $80.5 million, which the Company expects will be sufficient to fund it to cash flow positive operations.

DUEXIS® Highlights

•	Full year 2013 DUEXIS gross and net sales were $85.5 million and $59.0 million, respectively; versus 2012 DUEXIS gross and net sales of $13.2 million and $10.3 million, increases of 548% and 473%, respectively.

•	According to data from Source Healthcare Analytics (SHA), total prescriptions for DUEXIS in 2013 were 214,690, an increase of 128% versus 2012.

VIMOVO® Highlights

•	Acquired U.S. VIMOVO rights from AstraZeneca on November 18, 2013.

•	All required FDA transfers with respect to VIMOVO, including the NDA and IND have been completed.

•	Gross and net sales in the fourth quarter, representing net profits paid under the transition agreement with AstraZeneca from closing through December 31, 2013, were $1.0 million each.

•	All of the Company’s co-pay programs and the Company’s Prescriptions Made Easy™ specialty pharmacy program have been implemented for VIMOVO to ensure patients have access to VIMOVO at a reasonable out-of-pocket cost.

•	Completed the expansion and training of the field sales force related to the VIMOVO acquisition and the entire organization began promoting VIMOVO on February 3, 2014.

•	According to IMS Health, new prescriptions for VIMOVO increased 10% in January 2014 and 18% in February 2014.

RAYOS® Highlights

•	Initiated full commercial launch of RAYOS to rheumatologists and key primary care physicians through 150-person sales force in February 2013.

•	Full year 2013 RAYOS gross and net sales were $7.8 million and $5.8 million, respectively.

•	According to data from SHA, total prescriptions for RAYOS in 2013, the first full year of launch, were 8,987.

•	According to data from SHA, total prescriptions for RAYOS were 2,973 in the fourth quarter of 2013 vs. 2,530 in the third quarter of 2013, an increase of 18%.

•	There have been 1,215 cumulative RAYOS prescribers since launch.

“2013 was a transformational year for Horizon with the acceleration of DUEXIS revenue, the launch of RAYOS and the acquisition of VIMOVO,” said Timothy P. Walbert, chairman, president and chief executive officer, Horizon Pharma. “With our strong base of U.S. revenues driven by DUEXIS, RAYOS and VIMOVO, we expect to attain non-GAAP profitability this year and believe our existing cash on hand will be sufficient to achieve positive operating cash flow, positioning us to both continue execution of our strategy and potentially further accelerate growth through acquisition or in-licensing of products or companies where we can execute a targeted commercial approach.”

Mr. Walbert continued, “We are very pleased with the performance of VIMOVO since the acquisition, with new and total prescriptions, according to IMS Health, increasing 28% and 10%, respectively, in the four week period ending February 28th versus the prior four weeks. This performance has been driven by significant growth in prescriptions among commercial payers, offsetting the loss of Medicare, Medicaid and cash prescriptions which resulted from our price increase January of this year.”

Revision of Prior Financial Statement Presentation and Confirmation of 2014 Guidance

Revision of Prior Financial Statement Presentation

Since the launch of DUEXIS in late 2011, the Company has accounted for certain services fees paid to its wholesale distributors as a component of cost of goods sold, as was described in the notes to the Company’s previously filed financial statements. On January 29, 2014, the Company announced preliminary (unaudited) fourth quarter and full year 2013 revenues, which were prepared in a manner consistent with the Company’s historical and audited classification of these services fees as a component of cost of goods sold. Subsequently, in connection with the audit of its 2013 financial results, the Company determined that these services fees should be recorded as a reduction in revenue rather than as an increase in cost of goods sold. The revision to the classification of these fees has the effect of reducing net revenue and cost of goods sold by the same dollar amount, with gross profit dollars unchanged, resulting in a higher gross profit margin on the reduced net sales amounts. The revision has no impact on the Company’s reported gross profit, net income, earnings per share, or cash flows. After evaluating the quantitative and qualitative effect of the revision, the Company, in discussion with its independent registered public accounting firm, PricewaterhouseCoopers LLP, determined that the revision would not require a restatement of its financial statements for any prior periods. The Company has revised all affected, current and prior income statements, including those presented in this earnings release, to reflect the revision.

Confirmation of 2014 Guidance

After evaluating the likely future effect of classifying the wholesaler services fees as a reduction in revenue and the performance of VIMOVO in early 2014, the Company has determined that this reclassification will not cause it to change the revenue guidance provided on November 19, 2013, and reaffirms that it expects full-year 2014 net revenue of $190 to $205 million. The Company expects gross-to-net revenue deductions in the mid-forty percent range across its business in 2014 and gross profit margins in the low ninety percent range, excluding intangible amortization. The Company also reaffirms its expectation of achieving profitability in 2014 on a non-GAAP basis, based on the Company’s GAAP to non-GAAP reconciliation practice, as outlined below, and notes that the reclassification will not impact the Company’s liquidity position.

Fourth Quarter 2013 Financial Results

For the fourth quarter ended December 31, 2013, gross and net sales were $43.1 million and $30.1 million, respectively, compared to $8.2 million and $6.4 million, respectively, for the fourth quarter of 2012. DUEXIS gross and net sales for the fourth quarter of 2013 were $34.6 million and $23.1 million, respectively, after deducting sales discounts and allowances of $11.5 million, including co-pay assistance costs of $6.5 million, compared to gross and net sales of $7.1 million and $5.7 million, respectively, during the fourth quarter of 2012. The increase in DUEXIS sales during the current quarter compared to the same period in the prior year resulted primarily from a combination of product price increases implemented during 2013 and increased prescription count driven by the Company’s expanded sales force.

VIMOVO gross and net sales during the fourth quarter of 2013 were $1.0 million each and represented net profits paid to the Company by AstraZeneca in the fourth quarter of 2013 under a transition services agreement entered into in connection with the acquisition of certain assets and commercial rights to VIMOVO in the U.S. in November 2013.

RAYOS gross and net sales were $4.4 million and $3.2 million, respectively, during the fourth quarter of 2013, after deducting sales discounts and allowances of $1.2 million, including co-pay costs of $0.6 million, compared to gross and net sales of $0.8 million and $0.3 million, respectively, during the fourth quarter of 2012. The increase in RAYOS sales was primarily attributable to the inclusion of a full quarter of sales during the current year compared to the prior year in which RAYOS was launched in December 2012.

LODOTRA gross and net sales during the fourth quarter of 2013 were $3.1 million and $2.8 million, respectively, after deducting trade allowances of $0.3 million, compared to gross and net sales of $0.3 million during the fourth quarter of 2012. The increase in LODOTRA sales during the fourth quarter of 2013 compared to the same period in the prior year was the result of higher product shipments to the Company’s European distribution partner, Mundipharma. LODOTRA sales to Mundipharma occur at the time the Company ships product to Mundipharma based on its estimated requirements. Accordingly, LODOTRA sales are not linear nor tied to Mundipharma sales to the market and can therefore fluctuate from quarter to quarter.

During the fourth quarter of 2013, sales discounts and allowances were $13.1 million compared to $1.8 million during the fourth quarter of 2012. As a percentage of gross product sales, sales discounts and allowances increased to 31% during the fourth quarter of 2013 compared to 22% during the fourth quarter of 2012. The increase in sales discounts and allowances was attributable to the increase in product sales during the current quarter, which resulted in higher co-pay costs, customer discounts and rebates, including distribution service fees and prompt pay allowances. Co-pay assistance costs increased $6.2 million during the fourth quarter of 2013 compared to the same period in the prior year as a result of a larger number of prescriptions being filled by patients and product price increases implemented during the course of 2013, which resulted in the Company increasing the amount of co-pay assistance it would provide to a patient.

Net loss for the fourth quarter of 2013 was $102.9 million, or $1.56 per share based on 65,856,170 weighted average shares outstanding, compared to a net loss of $24.3 million, or $0.40 per share based on 61,574,187 weighted average shares outstanding, during the fourth quarter of 2012. Significant factors related to the increased net loss in the fourth quarter of 2013 were a $69.3 million non-cash charge related to the increase in the fair value of the embedded derivatives in the convertible senior notes, due to an increase in the market value of the Company’s common stock during the period from issuance to December 31, 2013, a $26.4 million charge related to extinguishment and refinancing of the Company’s prior senior loan facility, and $1.2 million in VIMOVO transaction costs.

Non-GAAP net loss for the fourth quarter of 2013 was $14.6 million, or $0.22 per share, compared to non-GAAP net loss of $20.9 million, or $0.34 per share, during the fourth quarter of 2012. Excluding costs associated with early extinguishment of the Company’s senior loan facility in the fourth quarter of 2013 in connection with the VIMOVO acquisition and convertible senior note transaction, net loss for the fourth quarter of 2013 was $0.04 per share on a non-GAAP, adjusted basis. Refer to the section of this press release below titled, “Note Regarding Use of Non-GAAP Financial Measures.”

The Company had cash and cash equivalents of $80.5 million at December 31, 2013. Cowen and Company, LLC, the Company’s agent, sold 2,448,575 shares of the Company’s common stock in 2013 under the Company’s at-the-market (ATM) facility for gross proceeds of $6.2 million and net proceeds of $6.0 million after deducting $0.2 million in commissions and other issuance costs. Cowen has not sold shares under the ATM since July 2013.

Cost of goods sold increased $1.8 million, to $5.3 million during the fourth quarter of 2013, from $3.5 million during the fourth quarter of 2012, with the increase primarily attributable to the inclusion of $1.4 million in intangible amortization expense associated with the VIMOVO asset acquisition. As a result of the asset purchase agreement with AstraZeneca, the Company capitalized $67.7 million in intangible assets related to VIMOVO intellectual property rights. This intangible asset will be amortized using a straight-line method over its estimated useful life currently expected to extend from the date of acquisition of the U.S. rights to VIMOVO through 2018. For the three months ended December 31, 2013 and 2012, intangible amortization expense accounted for 60% and 47%, respectively, of total cost of goods sold.

Research and development expenses during the fourth quarter of 2013 were $2.9 million, a decrease of $1.8 million compared to research and development expenses of $4.7 million during the fourth quarter of 2012. The decrease in research and development expenses during the current year was primarily associated with the classification of $1.2 million in medical affairs expenses to sales and marketing expenses, a $0.3 million reduction in consulting fees and a $0.2 million decrease in regulatory and clinical trial expenses. During the first quarter of 2013, in connection with the full commercial launch of RAYOS, the Company began to classify its medical affairs expenses, which now consist of expenses related to scientific publications, health outcomes, biostatistics, medical education and information, and medical communications, as sales and marketing expenses. Prior to the full commercial launch of RAYOS in late January 2013, medical affairs expenses were classified as part of research and development expenses.

Sales and marketing expenses during the fourth quarter of 2013 were $20.1 million, an increase of $5.0 million compared to $15.1 million during the fourth quarter of 2012. The increase in sales and marketing expenses was primarily attributable to an increase of $1.9 million in salaries and benefits expenses due to the increase in staffing of the Company’s field sales force, the inclusion of $1.2 million of selling related medical affairs expenses, a $1.0 million increase in market development, marketing and promotions expenses and $0.9 million in higher consulting and outside service costs.

General and administrative expenses during the fourth quarter of 2013 were $7.6 million, an increase of $2.6 million, compared to $5.0 million during the fourth quarter of 2012. The increase in general and administrative expenses was primarily due to $1.2 million in legal fees incurred in connection with the VIMOVO asset acquisition in the fourth quarter of 2013, $1.1 million in additional salaries and related benefits expense associated with incremental administrative staff compared to the prior year period and a $0.6 million increase in investment advisory expenses associated with the Company’s issuance of convertible notes during the current quarter.

Interest expense, net was $28.5 million during the fourth quarter of 2013, an increase of $25.1 million compared to interest expense, net of $3.4 million during the fourth quarter of 2012. The increase in interest expense was primarily attributable to a $26.4 million charge related to the extinguishment of its senior loan facility.

During the three months ended December 31, 2013, the Company recorded a $69.3 million non-cash charge related to the increase in the fair value of the embedded derivatives in the convertible senior notes issued in November 2013, principally due to an increase in the market value of the Company’s common stock during the period from issuance to December 31, 2013.

During the three months ended December 31, 2013 and 2012, the Company reported foreign exchange gains of $0.5 million and $0.8 million, respectively. The foreign exchange gain in each period was primarily attributable to an increase in the value of the Euro against the U.S. dollar which resulted in a favorable currency impact for the Company’s Swiss subsidiary, Horizon Pharma AG.

Full Year 2013 Financial Results

During the year ended December 31, 2013, gross and net sales were $103.0 million and $74.0 million, respectively, compared to $23.0 million and $18.8 million, respectively, during the year ended December 31, 2012. DUEXIS gross and net sales during the year ended December 31, 2013 were $85.5 million and $59.0 million, respectively, after deducting sales discounts and allowances of $26.5 million, including co-pay assistance costs of $12.8 million, compared to gross and net sales of $13.2 million and $10.3 million, respectively, during the year ended December 31, 2012. The increase in DUEXIS sales during the year ended December 31, 2013 compared to the prior year was primarily the result of product price increases implemented during the course of 2013 and increased volume driven by the Company’s expansion of its sales force.

VIMOVO gross and net sales during the year ended December 31, 2013 were $1.0 million each and represented net profits paid to the Company by AstraZeneca in the fourth quarter of 2013 under a transition services agreement entered into in connection with the acquisition of certain assets and commercial rights to VIMOVO in the U.S. in November 2013.

RAYOS gross and net sales were $7.8 million and $5.8 million, respectively, during the year ended December 31, 2013 after deducting sales discounts and allowances of $2.0 million, including co-pay costs of $0.8 million, compared to gross and net sales of $0.8 million and $0.3 million, respectively, during the year ended December 31, 2012. The increase in RAYOS sales during the year ended December 31, 2013 compared to the prior year was primarily attributable to the inclusion of a full year of sales during the year ended December 31, 2013 following the RAYOS launch in December 2012.

LODOTRA gross and net sales during the year ended December 31, 2013 were $8.7 million and $8.2 million, respectively, after deducting trade allowances of $0.5 million, compared to gross and net sales of $9.0 million and $8.2 million, respectively, during the year ended December 31, 2012. The decrease in LODOTRA sales during the year ended December 31, 2013 compared to the prior year was the result of lower product shipments to the Company’s European distribution partner, Mundipharma, partially offset by an increase in the recognition of deferred revenues related to product previously shipped and invoiced to Mundipharma at contract minimum prices and where the contractual price adjustment period has passed. LODOTRA sales to Mundipharma occur at the time the Company ships product to Mundipharma based on its estimated requirements. Accordingly, LODOTRA sales are not linear or tied to Mundipharma sales to the market and can therefore fluctuate from year to year.

During the year ended December 31, 2013, sales discounts and allowances were $29.0 million compared to $4.1 million during the year ended December 31, 2012. As a percentage of gross product sales, sales discounts and allowances increased to 28% during the year ended December 31, 2013 compared to 18% during the year ended December 31, 2012. The increase in sales discounts and allowances was attributable to a significant increase in product sales during the year ended December 31, 2013, which resulted in a corresponding increase in customer discounts and rebates, including distribution service fees, and prompt pay allowances. Co-pay assistance costs increased $12.0 million during the year ended December 31, 2013 compared to the same period in the prior year as a result of a larger number of prescriptions being filled by patients and product price increases implemented during the course of 2013, which resulted in the Company increasing the amount of co-pay assistance it would provide to a patient.

Net loss for the year ended December 31, 2013, was $149.0 million, or $2.34 per share based on 63,657,924 weighted average shares outstanding, compared to a net loss of $87.8 million, or $2.26 per share based on 38,871,422 weighted average shares outstanding, during the year ended December 31, 2012. Significant factors related to the increased net loss for the year ended December 31, 2013 were a $69.3 million non-cash charge related to the increase in the fair value of the embedded derivatives in the convertible senior notes, principally due to an increase in the market value of the Company’s common stock during the period from issuance to December 31, 2013, a $26.4 million charge related to extinguishment of the existing senior loan facility, and $1.2 million in VIMOVO related acquisition costs.

Non-GAAP net loss for the year ended December 31, 2013 was $50.4 million, or $0.79 per share, compared to non-GAAP net loss of $76.0 million, or $1.96 per share, during the year ended December 31, 2012. Excluding costs associated with early extinguishment of the Company’s senior loan facility in the fourth quarter of 2013 in connection with the VIMOVO acquisition and convertible senior note transaction, net loss for 2013 was $0.59 on a non-GAAP, adjusted basis. Refer to the section of this press release below titled, “Note Regarding Use of Non-GAAP Financial Measures.”

Cost of goods sold increased $2.7 million, to $14.6 million during the year ended December 31, 2013, from $11.9 million during the year ended December 31, 2012. The increase in cost of goods sold was primarily attributable to a $3.4 million increase in intangible amortization expense. The increase in amortization expense was related to the FDA approval of RAYOS in July 2012, which resulted in the reclassification and subsequent amortization of an indefinite-lived intangible asset to a finite-lived intangible asset, which resulted in additional intangible amortization expense of $2.0 million during the year ended December 31, 2013 as a result of a full year of amortization as compared to 2012. Additionally, as a result of the asset purchase agreement with AstraZeneca, the Company capitalized $67.7 million in intangible assets related to the VIMOVO intellectual property rights. This intangible asset will be amortized using a straight-line method over its estimated useful life extending from date of acquisition of VIMOVO through 2018. During the year ended December 31, 2013, the Company recorded $1.4 million in intangible amortization expense related to the asset purchase agreement with AstraZeneca. For the years ended December 31, 2013 and 2012, intangible amortization expense accounted for 56% and 40%, respectively, of total cost of goods sold.

Research and development expenses during the year ended December 31, 2013 were $10.1 million, a decrease of $6.7 million compared to research and development expenses of $16.8 million during the year ended December 31, 2012. The decrease in research and development expenses during the year ended December 31, 2013 was primarily associated with the classification of $5.0 million in medical affairs expenses to sales and marketing expenses, a $0.9 million reduction in consulting fees and a $0.8 million decrease in regulatory and clinical trial expenses. During the first quarter of 2013, in connection with the full commercial launch of RAYOS, the Company began to classify its medical affairs expenses, which now consist of expenses related to scientific publications, health outcomes, biostatistics, medical education and information, and medical communications, as sales and marketing expenses. Prior to the full commercial launch of RAYOS in late January 2013, medical affairs expenses were classified as part of research and development expenses.

Sales and marketing expenses during the year ended December 31, 2013 were $68.6 million, an increase of $19.0 million compared to sales and marketing expenses of $49.6 million during the year ended December 31, 2012. The increase in sales and marketing expenses was primarily attributable to an increase of $13.6 million in salaries and benefits expenses due to the increase in staffing of the Company’s field sales force and the inclusion of $5.0 million of medical affairs expenses in sales and marketing expenses.

General and administrative expenses during the year ended December 31, 2013 were $23.6 million, an increase of $4.2 million compared to general and administrative expenses of $19.4 million during the year ended December 31, 2012. The increase in general and administrative expenses was primarily due to $1.9 million in additional salaries and related benefits expense associated with incremental finance and administrative staff compared to the prior year, $1.8 million in higher legal expenses, which consisted of a $1.1 million increase in legal fees incurred in connection with the VIMOVO asset acquisition and a $0.7 million increase in legal fees associated with intellectual property related matters. Additionally, facilities expense increased $0.7 million in the year ended December 310, 2013 as a result of additional information technology infrastructure expenses related to the expansion of the Company’s field sales force.

Interest expense, net was $39.2 million during the year ended December 31, 2013, an increase of $24.7 million compared to interest expense, net of $14.5 million during the year ended December 31, 2012. The increase in interest expense, net was primarily attributable to higher debt extinguishment costs and interest expense related to the amortization of deferred financing and debt discount expenses. During the year ended December 31, 2013, the Company recorded a $26.4 million charge related to the extinguishment of its senior loan facility with a group of institutional investors in November 2013 compared to a charge related to debt extinguishment of a prior debt facility of $2.5 million during the year ended December 31, 2012.

During the year ended December 31, 2013, the Company recorded a $69.3 million non-cash charge related to the increase in the fair value of the embedded derivatives in the convertible senior notes issued in November 2013, principally due to an increase in the market value of the Company’s common stock during the period from issuance to December 31, 2013.

During the years ended December 31, 2013 and 2012, the Company reported a foreign exchange gain of $1.2 million and $0.5 million, respectively. The foreign exchange gain in each period was primarily attributable to an increase in the value of the Euro against the U.S. dollar compared to the applicable prior year, which resulted in a favorable currency impact for the Company’s Swiss subsidiary, Horizon Pharma AG.

Income tax benefit was $1.1 million during the year ended December 31, 2013, a decrease of $4.1 million compared to an income tax benefit of $5.2 million during the year ended December 31, 2012. On July 26, 2012, the FDA approved RAYOS, which resulted in the reclassification of $35.5 million, from an indefinite-lived intangible asset to a finite-lived intangible asset. The reclassification required the Company to amortize the asset over its estimated useful life, which resulted in a corresponding reduction to net deferred tax liabilities and the recognition of a one-time net income tax benefit of $4.3 million that was recorded during the third quarter of 2012.

Note Regarding Use of Non-GAAP Financial Measures

Horizon provides non-GAAP net income (loss) and net income (loss) per share financial measures that include adjustments to GAAP figures. These adjustments to GAAP exclude non-cash items such as stock compensation and depreciation and amortization, non-cash interest expense, and other non-cash charges. Certain one-time or substantive events may also be included in the non-GAAP adjustments periodically when their magnitude is significant within the periods incurred. Horizon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Horizon’s financial performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. In addition, these non-GAAP financial measures are among the indicators Horizon’s management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Please refer to the financial statements portion of this press release for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

Conference Call

At 8:00 a.m. Eastern Time today, Horizon’s management will host a live conference call and webcast to review the Company’s financial and operating results and provide a general business update.

The live webcast and a replay may be accessed by visiting Horizon’s website at http://ir.horizon-pharma.com. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-888-338-8373 (U.S.) or 973-872-3000 (international) to listen to the conference call. The conference ID number for the live call is 58632547. Telephone replay will be available approximately two hours after the call. To access the replay, please call 1-855-859-2056 (U.S.) or 404-537-3406 (international). The conference ID number for the replay is 58632547.

About Horizon Pharma

Horizon Pharma, Inc. is a commercial stage, specialty pharmaceutical company that markets DUEXIS®, VIMOVO® and RAYOS®/LODOTRA®, which target unmet therapeutic needs in arthritis, pain and inflammatory diseases. The Company’s strategy is to develop, acquire or in-license additional innovative medicines or companies where it can execute a targeted commercial approach among specific target physicians such as primary care physicians, orthopedic surgeons and rheumatologists, while taking advantage of its commercial strengths and the infrastructure the Company has put in place. For more information, please visit www.horizonpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding expectations of being profitable in 2014 on a non-GAAP basis and existing cash funding to cash flow positive operations, the expected impact of the Company’s revision of wholesaler service fees, expected 2014 net revenue, the on-going commercialization of DUEXIS, VIMOVO and RAYOS, the positioning of the Company to execute on its plan to grow through product or company acquisitions, and the Company’s progress in creating a profitable, sustainable business. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to, risks regarding Horizon’s ability to commercialize products successfully, whether commercial data regarding DUEXIS, VIMOVO and RAYOS in the United States for any historic periods are indicative of future results, Horizon’s ability to comply with post-approval regulatory requirements, Horizon’s ability to enforce its intellectual property rights to its products, Horizon’s ability to execute on its plan to grow through acquisition of or in-licensing additional products or companies where it can execute a targeted commercial approach among specific target physicians and whether any such acquisitions or in-licensing transactions will leverage the Company’s commercial strengths and infrastructure. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$80,480	$104,087
Restricted cash	738	800
Accounts receivable, net	15,958	3,463
Inventories, net	8,701	5,245
Prepaid expenses and other current assets	4,888	3,323

Total current assets	110,765	116,918

Property and equipment, net	3,780	3,725
Intangible assets, net	131,094	68,892
Other assets	6,957	4,449

Total assets	$252,596	$193,984

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,921	$5,986
Accrued expenses	24,049	16,784
Accrued royalties	8,010	—
Deferred revenues - current portion	1,330	2,230
Notes payable - current portion	—	11,935

Total current liabilities	43,310	36,935
Long-term liabilities

Convertible debt, net	110,762	—
Derivative liability	109,410	—
Accrued royalties	24,982	—
Notes payable - net of current	—	36,866
Deferred revenues, net of current	9,686	9,554
Deferred tax liabilities, net	3,362	4,408
Other long term liabilities	166	243

Total liabilities	301,678	88,006

Commitments and Contingencies

Stockholders’ equity
Common stock, $0.0001 par value per share; 200,000,000 shares authorized; 66,097,417 and 61,722,247 shares issued and outstanding at December 31, 2013 and 2012, respectively.	7	6
Additional paid-in capital	410,430	417,455
Accumulated other comprehensive loss	(2,403)	(3,372)
Accumulated deficit	(457,116)	(308,111)

Total stockholders’ (deficit) equity	(49,082)	105,978

Total liabilities and stockholders’ equity	$252,596	$193,984

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues
Gross sales	$43,136	$8,152	$102,995	$22,978
Sales discounts and allowances	(13,056)	(1,793)	(28,979)	(4,134)

Net sales	30,080	6,359	74,016	18,844

Cost of goods sold	5,255	3,543	14,625	11,875

Gross profit	24,825	2,816	59,391	6,969
Operating Expenses
Research and development	2,899	4,739	10,084	16,837
Sales and marketing	20,120	15,095	68,595	49,561
General and administrative	7,568	5,008	23,566	19,444

Total operating expenses	30,587	24,842	102,245	85,842

Operating loss	(5,762)	(22,026)	(42,854)	(78,873)

Interest expense, net	(28,532)	(3,444)	(39,178)	(14,525)
Foreign exchange gain	539	801	1,206	489
Loss on derivative fair value	(69,300)	—	(69,300)	—
Other expense	—	—	—	(56)

Loss before benefit for income taxes	(103,055)	(24,669)	(150,126)	(92,965)
Benefit for income taxes	(154)	(336)	(1,121)	(5,171)

Net loss	$(102,901)	$(24,333)	$(149,005)	$(87,794)

Net loss per share - basic and diluted	$(1.56)	$(0.40)	$(2.34)	$(2.26)

Weighted average shares outstanding used in calculating net loss per share - basic and diluted	65,856,170	61,574,187	63,657,924	38,871,422

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

GAAP Net Loss	$(102,901)	$(24,333)	$(149,005)	$(87,794)
Non-GAAP Adjustments (net of tax effect):
Loss on derivative revaluation	69,300	—	69,300	—
Intangible amortization expense	2,811	1,313	6,790	3,782
Stock-based compensation	1,808	999	5,014	4,661
Amortization of debt discount and deferred financing costs	14,202	913	17,245	2,740
Depreciation expense	313	247	1,174	806
Amortization of deferred revenue	(160)	(61)	(930)	(217)

Total of non-GAAP adjustments	88,274	3,411	98,593	11,772

Non-GAAP Net Loss	$(14,627)	$(20,922)	$(50,412)	$(76,022)

Weighted average shares - basic and diluted	65,856,170	61,574,187	63,657,924	38,871,422

GAAP net loss per common share-basic and diluted	$(1.56)	$(0.40)	$(2.34)	$(2.26)
Non-GAAP adjustments detailed above	1.34	0.06	1.55	0.30

Non-GAAP net loss per common share-basic and diluted	$(0.22)	$(0.34)	$(0.79)	$(1.96)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Twelve Months Ended December 31,
	2013	2012
Cash flows from operating activities
Net loss	$(149,005)	$(87,794)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	9,310	5,538
Stock-based compensation	5,014	4,661
Loss on derivative revaluation	69,300	4,661
Amortization of debt discount, deferred financing costs and debt extinguishment	17,245	2,740
Paid in kind interest expense	2,225	2,607
Loss on disposal of assets	—	76
Foreign exchange gain	(1,206)	(489)
Changes in operating assets and liabilities:
Accounts receivable	(12,491)	(1,087)
Inventories	(3,426)	(4,022)
Prepaid expenses and other current assets	(1,240)	(543)
Accounts payable	3,908	(2,209)
Accrued expenses	7,942	7,052
Deferred revenues	(1,145)	2,616
Deferred tax liabilities	(1,186)	(5,206)
Other non-current assets and liabilities	468	(581)

Net cash used in operating activities	(54,287)	(71,980)

Cash flows from investing activities
Purchase of property and equipment	(1,198)	(1,336)
Change in restricted cash	63	(50)
VIMOVO asset acquisition	(35,000)	—

Net cash used in investing activities	(36,135)	(1,386)

Cash flows from financing activities
Proceeds from the issuance of convertible notes, net of issuance costs	143,598	—
Purchase of capped calls	(18,675)	—
Proceeds from the issuance of common stock under an ATM agreement, net of issuance costs	5,998	—
Proceeds from equity finance offerings, net of offering costs	—	128,077
Proceeds from the issuance of notes payable, net of issuance costs	—	55,578
Repayment of notes payable	(64,844)	(19,788)
Proceeds from the issuance of common stock	639	441

Net cash provided by financing activities	66,716	164,308

Effect of exchange rate changes on cash and cash equivalents	99	(160)
Net (decrease) increase in cash and cash equivalents	(23,607)	86,121
Cash and cash equivalents
Beginning of period	104,087	17,966

End of period	$80,480	$104,087

Contact:

Robert J. De Vaere

Executive Vice President and Chief Financial Officer

investor-relations@horizonpharma.com